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                                                                   EXHIBIT 10.31


December 16, 1999

eUniverse, Inc.
101 North Plains Industrial Road
Wallingford, Connecticut 06492
Attention: Brad Greenspan, Chief Executive Officer

Dear Mr. Greenspan:

         This letter confirms the agreement of the parties hereto with respect to (i) the acquisition by eUniverse, Inc. ("eUniverse") of all of the issued and outstanding capital stock (the "Falcon Shares") of Falcon Ventures, Inc. d/b/a DVDWave.com ("Falcon") from Take-Two Interactive Software, Inc. ("T2") and (ii) the purchase by T2 of 400,000 shares of Common Stock ("eUniverse Common Stock") from eUniverse. The principal terms of the acquisition of the Falcon Shares by eUniverse and the purchase of eUniverse Common Stock by T2 (collectively, the "Transactions") would be as follows:

         I. The closing of the purchase by eUniverse of the Falcon Shares (the "Closing") shall occur within five (5) business days from SEC Effectiveness (as defined below). At the Closing, eUniverse shall purchase all of the Falcon Shares free and clear of all liens, claims and encumbrances. The purchase price to be paid by eUniverse for the Falcon Shares shall be 310,000 shares of validly issued, fully paid and non-assessable eUniverse Common Stock.

         II. At the Closing, T2 shall purchase 400,000 shares of validly issued, fully paid and non-assessable eUniverse Common Stock for $2,000,000 in cash (or $5.00 per share). Subject to the execution of a mutually agreeable cooperative advertising plan agreement (the "Advertising Plan"), T2 shall have an option, exercisable in whole or in part, during the period commencing on the date hereof until June 1, 2000, to purchase up to an additional 200,000 validly issued, fully paid and non-assessable shares of eUniverse Common Stock (the "Option Shares") for an aggregate purchase price of $1,000,000 (or $5.00 per share). All eUniverse Common Stock to be purchased or issued hereunder shall be free and clear of all liens, claims and encumbrances.

         III. The parties hereto intend to enter into definitive Stock Purchase Agreements within thirty (30) days following the date hereof containing reasonable representations and warranties (which would survive the Closing), covenants mutually agreed to by the parties, reciprocal indemnification provisions by eUniverse (on one hand) and T2 (on the other hand), non-competition provisions, closing conditions and mutually agreed upon limitations on certain business conduct by Falcon, including, but not limited to, the following:

         T2 hereby represents and warrants to eUniverse that (i) Falcon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business in the State of California; (ii) the authorized capital stock of Falcon consists of 1,000,000 shares of Common Stock, all of which shares are issued and outstanding and are held by T2; (iii) Falcon has no other securities outstanding or options or rights to purchase any of its securities; (iv) the execution and delivery of this agreement by Falcon and T2 has been duly authorized and this agreement is a valid and binding obligation of Falcon and T2 enforceable in accordance with its terms; (v) this agreement does not violate or conflict with any other agreement to which Falcon or T2 is a party or require the consent of any third-party (except for the consent of T2's lender, which T2 agrees to use its best efforts to obtain); (vi) attached hereto are Falcon's financial statements at October 31, 1999 (the "Financial Statement Date") which are true and accurate in all material respects and present fairly the financial position and the results of operation of Falcon (after eliminating intercompany payables); (vii) Falcon has no material liabilities of any nature whatsoever which are not disclosed in such financial statements other than liabilities incurred in the ordinary course of business following the Financial Statement Date; (viii) Falcon is not a party to any pending litigation and neither T2 nor Falcon is aware of any threatened litigation with respect to Falcon; (ix) the Falcon Shares when paid for as contemplated hereby will be validly issued, fully paid and non-assessable and free and clear of any liens, claims or encumbrances, and eUniverse will




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acquire good title to the Falcon Shares; (x) Falcon owns or has rights to all properties and assets necessary to conduct its business; and (xi) T2 represents that it is taking the eUniverse Common Stock for investment purposes only and not with a view toward the distribution thereof.

         eUniverse hereby represents and warrants to T2 that (i) the information (including the financial statements and notes thereto) contained in its Registration Statement on Form 10 (No. 0-26355), (the "Form 10 Registration Statement") is true, accurate and complete in all material respects and does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading; (ii) the shares of eUniverse Common Stock to be purchased by T2 when issued and paid for as contemplated hereby will be duly and validly authorized, fully-paid and non-assessable, and T2 will acquire good title to the shares; (iii) except with respect to a potential claim by Isoscelese Fund, there is no litigation pending or threatened against eUniverse or any of its subsidiaries (other than as disclosed in the Form 10 Registration Statement); (iv) the execution and delivery of this agreement by eUniverse has been duly authorized and this agreement constitutes the valid and binding obligation of eUniverse enforceable in accordance with its terms; (v) eUniverse has no material liabilities of any nature whatsoever which are not disclosed in the Form 10 Registration Statement, including any material contingent liability resulting from the issuance of its securities; (vi) eUniverse is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified in each jurisdiction necessary for the conduct of its business; (vii) eUniverse's fully-diluted capital stock and capitalization is as set forth in the Form 10 Registration Statement; (viii) eUniverse satisfies the stock and quantitative requirements for listing on the Nasdaq Small Cap Market; and (ix) this agreement does not violate or conflict with any agreement to which eUniverse is a party or require the consent of any third party.

         Each of the parties hereto hereby indemnifies and agrees to hold harmless the other party hereto and its respective affiliates from and against any and all losses, obligations, liabilities, claims, damages, costs and expenses (including reasonable attorneys' fees) which any of them may sustain, suffer and incur and which arise or out of, are caused by, relate to, or result or occur from or in connection with any breach of any of the representations, warranties or covenants made by such party. The foregoing indemnity shall apply to claims by third parties and direct claims by T2 or eUniverse. Notwithstanding the foregoing, the indemnification obligations shall not be applicable except to the extent that the aggregate of all indemnificable amounts sought against the indemnifying party exceeds $100,000 and the maximum liability of each indemnifying party shall not exceed the amount of consideration received pursuant to this agreement. The representations, warranties and covenants set forth above shall survive the Closing.

         From the execution hereof until the Closing, Falcon shall conduct its business operations in the ordinary course and in a manner consistent with past practice. For a period of one (1) year following the Closing, neither T2 nor any of its affiliates shall engage in any activities competitive with the business conducted by Falcon on the date of Closing.

         IV. The Closing is subject to (i) the Form 10 Registration Statement being declared effective by the Securities and Exchange Commission ("SEC Effectiveness") no later than January 30, 2000 (provided that T2's obligation to purchase the eUniverse Common Stock is subject to the continued listing of the eUniverse securities on the Nasdaq OTC Bulletin Board); (ii) the representations and warranties of the parties shall be true in all material respects on the Closing Date; (iii) Falcon shall have working capital of at least $75,000 (Falcon shall eliminate intercompany payables by restructuring or otherwise and not allocate overhead for Jack of All Games employees); (iv) all consents of third parties necessary in the reasonable judgment of the parties (including the required consent of the holders of Series A Preferred Stock to amend eUniverse's Designation of Series A Preferred Stock) shall be obtained; and (v) there shall not have occurred after the date hereof, in the reasonable judgment of the parties, a material adverse change in the financial or business condition of either eUniverse or Falcon. In addition, the obligation of T2 to purchase the eUniverse Common Stock shall be subject to consummation of the acquisition of the Falcon Shares by eUniverse.

         V. Each of the parties hereto hereby represents and warrants to the other parties hereto that it has done nothing to incur any obligation or liability for a finder's fee, commission, brokerage fee or like payment in connection with the transactions contemplated hereby, except for eUniverse's obligation to Gerard, Klauer & Mattison & Co, Inc. Each of eUniverse and T2 shall bear its own expenses in connection with the Transactions.





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         VI. As soon as reasonably practicable following the Closing, but in no event later than five (5) business days following the Closing, eUniverse shall include all of the shares of eUniverse Common Stock purchased by T2 (including any Option Shares), in its currently pending Registration Statement on Form S-1 (No. 333-86959) filed under the Securities Act of 1933 (the "Act") and cause such Registration Statement to be declared effective by the Securities and Exchange Commission as soon as practicable under the Act but in no event later than thirty (30) days following the Closing. T2 shall have the same rights with respect to the registration and sale of its shares of eUniverse Common Stock as the holders of the Series A Preferred Stock included in such Registration Statement; provided, however, that T2 shall have the ability to sell up to 100,000 shares of eUniverse Common Stock without any restriction following the effectiveness of such Registration Statement; provided, further, that eUniverse shall have a five (5) day option to repurchase such shares at a price equal to the greater of market or a bona fide offer. Subject to entering into the Advertising Plan, T2 shall be granted a right for a period of three years from the Closing to designate a member to eUniverse's Board of Directors. eUniverse will nominate and cause T2's designee to become elected.

         VII. Each party and its representatives shall be given reasonable access, during normal business hours to facilities, employees, books and records of the other party for the purpose of conducting a "due diligence" investigation. Each party agrees that all confidential information which is obtained by it in connection with the foregoing shall be maintained by it on a confidential basis. Each party shall cooperate fully in connection with any investigation hereunder.

         VIII. Prior to the Closing, the parties shall cooperate with each other in connection with the issuance of any press release or otherwise making any public statement with respect to the contents of this document or the transactions contemplated hereby, and none of the parties hereto shall issue any such press release or make any such public statement prior to such consultation, except as my be required by law or applicable stock exchange or NASDAQ regulations.

         IX. The parties agree to negotiate in good faith definitive Stock Purchase Agreements and other agreements in connection with the transactions contemplated hereby. Unless and until the parties are able to negotiate definitive Stock Purchase Agreements, this Agreement will constitute (i) a binding agreement between the parties, and (ii) the entire agreement between the parties regarding the subject matter thereof, and will be governed by the internal laws of the State of New York.

         Please acknowledge your agreement by signing the enclosed copy of this letter and returning it to the undersigned.

                                Very truly yours,

AGREED AND ACCEPTED:

eUNIVERSE, INC.                     TAKE-TWO INTERACTIVE SOFTWARE, INC.


By: /s/ Brad Greenspan                       By: /s/ Ryan A. Brant
   ------------------------------              ------------------------
        Brad Greenspan                               Ryan A. Brant
        Chief Executive Officer                      Chief Executive Officer


                                    FALCON VENTURES, INC.


                                    By: /s/ Larry Muller
                                        --------------------------
                                            Larry Muller
                                            Chief Financial Officer